Exhibit 99.1

Contacts:
John McLaughlin PDL BioPharma, Inc. 775-832-8500 john.mclaughlin@pdl.com	Jennifer Williams Cook Williams Communications, Inc. 360-668-3701 jennifer@cwcomm.org

PDL BioPharma Announces Conversion Rate Adjustments for
Its Convertible Notes

INCLINE VILLAGE, NV, June 5, 2012, -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the adjusted conversion rate for the:

•	2.875% Convertible Senior Notes due February 15, 2015 (February 2015 Notes) is 162.885 shares of common stock per $1,000 principal amount or approximately $6.14 per share, effective June 8, 2012;

•	3.75% Convertible Senior Notes due May 1, 2015 (May 2015 Notes) is 142.5217 shares of common stock per $1,000 principal amount or approximately $7.02 per share, effective June 5, 2012; and

•
2.875% Series 2012 Convertible Senior Notes due February 15, 2015 (Series 2012 Notes) is 162.885 shares of common stock per $1,000 principal amount or approximately $6.14 per share, effective June 5, 2012.

The conversion rates for the notes are adjusted in connection with the regular quarterly dividend of $0.15 to be paid on June 14, 2012, to all stockholders who own shares of PDL on June 7, 2012, the record date.

February 2015 Notes

The conversion rate for the February 2015 Notes was previously 159.098 shares of common stock per $1,000 principal amount of the February 2015 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the five consecutive trading days immediately preceding the ex-dividend date of June 5, 2012, for the cash dividend, and the denominator of which is such average closing price minus the per share dividend amount.

May 2015 Notes

The conversion rate for the May 2015 Notes was previously 139.2165 shares of common stock per $1,000 principal amount of the May 2015 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the ten consecutive trading days immediately preceding the ex-dividend date of June 5, 2012, for the cash dividend, and the denominator of which is such average closing price minus the per share dividend amount.

Series 2012 Notes

The conversion rate for the Series 2012 Notes was previously 159.098 shares of common stock per $1,000 principal amount of the Series 2012 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the five consecutive trading days immediately preceding the ex-dividend date of June 5, 2012, for the cash dividend, and the denominator of which is such average closing price minus the per share dividend amount.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new revenue generating assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
The foregoing statements regarding PDL's intentions with respect to the cash dividend payment described above constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Important factors that could impair the value of the Company’s royalty assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2012. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

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